Exhibit 99.1
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor
Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
February 10, 2006
Arch Coal, Inc. Reports Fourth Quarter Results
     St. Louis — Arch Coal, Inc. (NYSE:ACI) today reported that it had a loss of $1.0 million, or $0.02 per fully diluted share, for its fourth quarter ended December 31, 2005. Excluding special items, which are listed below, Arch had income available to common shareholders of $17.9 million, or $0.25 per fully diluted share. Special items were comprised of:
•	a gain of $46.5 million associated with the sale of a loadout, rail spur and idle office facility in the Powder River Basin of Wyoming;

•	the adverse impact of the combustion-related event at the West Elk mine in Colorado, estimated at $33.3 million;

•	a charge of $16.0 million associated with a legal settlement in West Virginia;

•	a special dividend of $9.5 million related to the premium paid by the company to induce conversion of its preferred convertible stock;

•	a gain of $7.5 million related to the sale of select assets in Central Appalachia;

•	a charge of $5.0 million associated with the establishment of a new charitable foundation;

•	a charge of $4.5 million related to stock-based incentive compensation; and

•	other non-operating expenses of $3.7 million principally associated with the termination of hedge accounting for interest rate swaps.
In the fourth quarter of 2004, Arch had income available to common shareholders of $23.0 million, or $0.34 per fully diluted share, excluding special items. (See the table that follows this release for a reconciliation to GAAP numbers.)
     “The quarter just ended was one of the most eventful in Arch’s history,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “We restructured our Central Appalachian operations, completed a strategic transaction in the Powder River Basin, induced conversion of nearly all of our preferred stock into common shares, addressed a combustion-related event at the West Elk mine in a safe and efficient manner, and began work on the re-start of the Coal Creek mine, which we are officially announcing today. We believe these accomplishments — as well as the countless smaller steps we took during the quarter — significantly strengthen Arch’s strategic, operating and financial standing, and set the stage for a multi-year period of robust growth in margins, earnings and cash flow.”

Core Values
     Arch defines success in the U.S. coal industry based on three critical metrics: safety performance, environmental stewardship and shareholder returns. “I’m pleased to report that we ranked among the industry leaders on all three fronts during 2005,” Leer said.
     Arch had a record safety performance for the second straight year in 2005. Arch’s lost-time incident rate declined by 37% compared to the previous year, to 0.88 incidents per 200,000 hours worked. The national coal industry average was approximately four times higher. “While I consider our safety performance to be Arch’s single most significant accomplishment in 2005 — ranking among the best of all of America’s heavy industries — we remain firmly committed to continuous improvement in this area,” Leer said. “The only performance we should be willing to accept is zero lost-time incidents at every one of our mines, every single year.”
     Arch also excelled in the environmental arena. For the second year in a row, an Arch subsidiary won the Department of the Interior’s Director’s Award — the nation’s most prestigious award for land reclamation. In addition, an Arch subsidiary won the top reclamation honor in the state of West Virginia for the fourth straight year.
     For the sixth year in a row, Arch’s total return to shareholders exceeded the average of the S&P 500. In fact, Arch’s total return to shareholders of over 120% ranked among the highest of all mid-cap stocks in 2005.
     Arch also established a new charitable foundation during the fourth quarter with an initial contribution of $5 million. The mission of the Arch Coal Foundation is to support organizations and causes that are making a positive difference in the communities where Arch operates. “We are firm believers in the concept that good corporate citizenship is a central tenet of long-term success for any business,” Leer said.
Strategic Restructuring
     As previously announced, Arch completed the sale of three of its Central Appalachian operating subsidiaries to Magnum Coal Company on December 31, 2005. The sale resulted in a $7.5 million gain during the quarter, which included the recognition of a charge of approximately $66.0 million related to the retention of several below-market legacy sales contracts for which Arch no longer has the ability to source subsequent to the sale, and a charge of $59.1 million related to previously unrecognized actuarial liabilities associated with post-retiree healthcare.
     “This strategic restructuring will enable us to focus on a select group of Central Appalachian operations — including the Mountain Laurel complex currently in development — that we believe can provide a real and sustainable competitive advantage over time,” Leer said. “In addition, the sale of these assets has transformed our balance sheet and created a strong foundation for continued growth in the future.”
     The book liabilities and unrecognized actuarial losses associated with these operations included approximately $455.2 million of post-retiree healthcare, $17.1 million of workers’ compensation, and $32.9 million of reclamation obligations. In 2005, Arch accrued costs of approximately $68.3 million associated with these various liabilities.
     Arch also settled a longstanding legal dispute in Central Appalachia deemed necessary for the completion of the Magnum transaction, resulting in a charge of $16.0 million during the quarter.
Further Strengthening Black Thunder’s Outlook
     During the fourth quarter, Arch completed a reserve swap with Peabody Energy that is expected to enable a more efficient future mine plan for Black Thunder, the world’s largest coal mine. In addition, Arch sold to Peabody a rail spur, rail loadout and idle office complex for a purchase price of $84.6 million, resulting in a $46.5 million pre-tax gain for the quarter.
     Arch plans to use a portion of the proceeds to build a new rail spur and state-of-the-art loadout facility in closer proximity to Black Thunder’s principal reserve base. The construction of this new facility will enable Arch to forego approximately $35 million of other planned capital expenditures over the next three years. The revision to the Black Thunder mine plan resulting from the reserve swap also reduces Arch’s reclamation liabilities.
     Arch has signed a lease for the exclusive use of the rail and loadout facilities through September 30, 2008, by which time Arch expects to have completed construction on the new loadout.
Re-opening Coal Creek
     Arch is announcing today that it plans to re-open its Coal Creek mine, which was idled in mid-2000 in response to market conditions at the time. Coal Creek represents the only idle mine located on the joint line rail system in the Powder River Basin.
     The coal-handling infrastructure — including the rail spur and loadout — is already in place. Arch also is in the process of upgrading and re-erecting an idle dragline that it moved to the site from its former southern Wyoming operations. In total, Arch expects to invest approximately $50 million to re-open Coal Creek.
     “We view Coal Creek as one of the most strategic expansion opportunities in the entire U.S. coal industry,” said John W. Eaves, Arch’s executive vice president and chief operating officer. “Demand for Powder River Basin coal is outstripping the industry’s ability to produce it. Because the coal-handling infrastructure and some of the mobile equipment are already in place, we will be able to ramp up Coal Creek quickly with a relatively modest level of capital investment.”
     Arch is targeting annualized production of approximately 15 million tons at Coal Creek, with the capability to add another three to five million tons of production at low cost if and when market conditions warrant. The company plans to begin shipping from Coal Creek in the third quarter of 2006, and to ramp up to targeted production levels by the beginning of 2007.
     Because the Coal Creek mine has operated only sparingly since its initial development in 1982, mining conditions at the site are expected to be very favorable. Arch recently secured the necessary permit to boost the mine’s output to 25 million tons annually, if and when market conditions warrant.
     Included in Arch’s existing portfolio of PRB sales contracts are certain agreements with flexible sourcing provisions. Arch may opt to satisfy some or all of those contracts with Coal Creek coal, thus freeing up Black Thunder coal for future sales.
Continuing Progress at West Elk
     Arch continues to make good progress in its efforts to return the West Elk mine to normal operations. West Elk was idled in late October following the detection of combustion-related gases there. The mined-out area where the elevated readings were detected has been permanently sealed. One continuous miner system resumed production at the end of January, and the second is scheduled to restart in the next few days. The longwall mining system is expected to resume production around March 1. Arch estimates that the idling and suppression-related efforts had an adverse impact of $33.3 million on the company’s fourth quarter results.
     Arch has property and business interruption insurance and has filed its initial claim under those policies for the costs incurred during 2005 as a result of the combustion-related event.
Regional Analysis and Other Data

	PRB		Western Bit.		Central App.[1]		Total
	4Q 05	4Q 04	4Q 05	4Q 04	4Q 05	4Q 04	4Q 05	4Q 04
Tons sold (in mm)	21.9	22.4	4.2	4.5	7.4	7.5	33.5	34.4
Sales price per ton[2]	$8.91	$7.64	$18.60	$15.03	$42.99	$36.65	$17.67	$14.95
Operating cost per ton[2,3]	$7.65	$6.36	$20.36	$14.92	$42.75	$35.10	$17.01	$13.76
Operating margin per ton	$1.26	$1.28	$(1.76)	$0.11	$0.24	$1.55	$0.66	$1.19
Note: The above excludes 2.6 million tons of purchased coal in Q4 2004 in which Arch acted as the intermediary, creating a pass-through transaction. Per-ton costs have been adjusted to include the effects of amortization of values attributed to coal supply agreements in purchase accounting. Comparable amounts for all quarters beginning Q1 2003 can be found in the investor section of archcoal.com.
(1) Includes the results of operations that were sold to Magnum Coal Company on Dec. 31, 2005.
(2) Per-ton realizations and costs as detailed above exclude certain transportation costs that are embedded in prices billed to customers. Powder River Basin transportation costs totaled $3.0 million in the fourth quarter of 2005 and $0.9 million in the fourth quarter of 2004. Central Appalachia transportation costs totaled $11.3 million in the fourth quarter of 2005 and $12.1 million in the fourth quarter of 2004. Western Bituminous transportation costs totaled $15.3 million in the fourth quarter of 2005 and $13.3 million in the fourth quarter of 2004.
(3) Per-ton costs detailed above exclude postretirement medical costs totaling $16.9 million in the fourth quarter of 2005 and $13.8 million in the fourth quarter of 2004.
     Average per-ton realizations increased by 17% in the Powder River Basin, 24% in the Western Bituminous Region, and 17% in Central Appalachia when compared to the fourth quarter of 2004, as a percentage of Arch’s existing sales contracts expired and were repriced in an improved market environment.
     Production and sales volumes were adversely affected by rail disruptions in the Powder

River Basin and the extended outage at the West Elk mine. Coupled with higher sales-sensitive costs in both regions, these reduced volumes led to higher per-ton operating costs in both Western regions. The estimated impact of the events at West Elk raised average costs in the Western Bituminous Region by approximately $5.00 per ton during the quarter. Poor rail service reduced shipments at Black Thunder by an estimated two million to three million tons.
     In Central Appalachia, per-ton operating costs were adversely affected by higher commodity prices, increased contract labor costs and reduced production volumes, as well as higher sales-sensitive costs. Arch expects operating margins to improve significantly in this region in 2006, due in part to the sale of select subsidiaries in the region. During the fourth quarter, the divested subsidiaries had a negative margin — including post-retiree medical costs — of between $2 and $3 per ton. Arch expects its remaining Central Appalachian operations to have a positive average operating margin of between $3 and $5 per ton for full year 2006.
Capital Spending and DD&A (in millions):

	Q4 2005	Q4 2004	YTD 2005	FY 2006 (proj.)
Capital spending	$108.2	$54.9	$357.1	$525-$575
DD&A	$ 51.4	$50.6	$212.3	$210-$230
     Arch expects capital expenditures to total between $525 million and $575 million in 2006. That range includes the second of five equal payments of $122.2 million on the Little Thunder federal reserve lease; an estimated $120 million associated with the development of the Mountain Laurel mining complex in southern West Virginia; an estimated $50 million related to the re-opening of the Coal Creek mine; and approximately $15 million to complete development of the North Lease longwall mine at the Skyline complex in Utah, which is scheduled to ramp up to full production in mid-2006. Maintenance capital and productivity enhancement initiatives are expected to total between $225 million and $275 million.
Transforming Our Balance Sheet
     Arch ended the year in arguably the strongest financial condition in its history. At December 31, 2005, Arch’s legacy liabilities — which the company defines as postretirement medical, workers’ compensation and reclamation — stood at $285.5 million, compared to $704.9 million at December 31, 2004. Of the total remaining, approximately $177.4 million is related to reclamation.
     “We believe that Arch’s strong balance sheet differentiates us from nearly every other coal company and provides us with a powerful competitive advantage,” said Robert J. Messey, Arch’s senior vice president and chief financial officer.
     Arch ended the year with a total debt to total capitalization ratio of approximately 45% — nearly 40 points lower than at the same time five years ago — and a net debt to total capitalization ratio of approximately 38%. “We view our current balance between debt and equity as very healthy,” Messey said. “We are making good use of low-cost debt, while maintaining the financial flexibility we need to act opportunistically.”

Streamlining Our Capital Structure
     On December 31, 2005, Arch completed an offer that resulted in the conversion of approximately 95% of the company’s preferred stock into common shares. In connection with the conversion, the company paid a special dividend of $9.5 million to preferred stockholders in order to induce conversion. (Arch estimates that the premium was less than the net present value of the remaining preferred share dividends to be paid through the no-call date.) Following the completion of the offer, Arch had 71.5 million common shares outstanding.
     “By inducing the conversion of nearly all of our preferred stock, we have reduced our fixed dividend obligations, strengthened our credit standing, and paved the way for greater clarity in our financial statements,” Messey said.
Continuing Strength in U.S. Coal Market
     Economic expansion and the high cost of competing fuels translated into strong coal demand throughout 2005. Arch estimates that coal-fueled electric generation increased 2.5% for the year. Meanwhile, coal production struggled to keep pace, with consumption outstripping supply for the third consecutive year, according to Arch estimates.
     Arch estimates that utility coal stockpiles ended 2005 at their lowest year-end levels in decades at approximately 33 days of supply, or 37% below the 15-year average. Arch believes that stockpile levels are particularly low in the Midwest, where advantageous coal fuel costs have boosted wholesale power sales and rail disruptions have constrained coal deliveries.
     “We believe that robust coal demand and continuing supply constraints will result in a multi-year effort to restore utility stockpiles to targeted levels, particularly in those Midwestern markets traditionally served by Powder River Basin coal producers,” Eaves said.
     In addition to increasing utilization at existing coal-fired power plants, U.S. power generators are moving forward with plans to build new coal plants. Already announced projects would boost the installed coal-fired base by approximately 80 gigawatts, or 25%, over the course of the next two decades, and could increase coal demand by as much as 300 million tons annually. In addition, investment is beginning to flow into projects seeking to convert coal into transportation fuels and synthetic natural gas.
Recent Contracting Activity
     Over the next three years, most of Arch’s sales contracts are scheduled to expire. Based on current market conditions, the company believes that the expiration of these contracts — coupled with the company’s internal growth initiatives — will drive significant increases in revenues, operating margins, earnings and cash flow.
     Arch continues to take a balanced approach to its marketing efforts, layering in new sales contract agreements while maintaining a significant unpriced position for future periods. Based on expected production over the next three years, Arch has unpriced volumes estimated at 20 million to 25 million tons in 2006; 60 million to 70 million tons in 2007; and 90 million to 100 million tons in 2008.

Looking Ahead
     “Arch finished work on a long list of key objectives during the fourth quarter of 2005,” Leer said. “In the span of just three months, we succeeded in sharpening our operating focus, transforming our balance sheet, enhancing our competitive position, streamlining our capital structure and reducing our future cash requirements. We expect these accomplishments to deliver significant new value for our shareholders in 2006 and beyond.”
     Arch currently expects to report earnings of between $3.50 and $4.25 per fully diluted share, and adjusted EBITDA of between $550 million and $610 million, for its full year ended December 31, 2006, excluding insurance recoveries associated with recent events at West Elk. Rail service and prevailing market conditions are expected to be key factors in determining Arch’s actual performance within that range. The range above assumes a negative impact of $25 million at West Elk during the first quarter as the company prepares for the March 1 restart of the longwall.
     A conference call concerning fourth quarter earnings will be webcast live today at 11 a.m. EST. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
     Arch Coal is the nation’s second largest coal producer, with subsidiary operations in Wyoming, Colorado, Utah, West Virginia, Kentucky and Virginia. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$619,795	$553,125	$2,508,773	$1,907,168

Costs and expenses
Cost of coal sales	565,568	477,388	2,174,007	1,638,646
Depreciation, depletion and amortization	51,414	50,645	212,301	166,322
Selling, general and administrative expenses	31,028	18,617	91,568	57,975
Other expenses	40,288	9,515	80,983	35,758

	688,298	556,165	2,558,859	1,898,701

Other operating income
Gain on sale of units of Natural Resource Partners, LP	—	1,025	—	91,268
Gain on sale of Powder River Basin assets	46,547	—	46,547	—
Gain on sale of Central Appalachian operations	7,528	—	7,528	—
Income from equity investments	—	—	—	10,828
Other operating income	10,662	21,947	73,868	67,483

	64,737	22,972	127,943	169,579

Income (loss) from operations	(3,766)	19,932	77,857	178,046

Interest expense, net:
Interest expense	(16,955)	(17,572)	(72,409)	(62,634)
Interest income	3,654	3,407	9,289	6,130

	(13,301)	(14,165)	(63,120)	(56,504)

Other non-operating income (expense):
Expenses resulting from early debt extinguishment and termination of hedge accounting for interest rate swaps	(1,658)	(2,811)	(7,740)	(9,010)
Other non-operating income (expense)	(2,027)	209	(3,524)	1,044

	(3,685)	(2,602)	(11,264)	(7,966)

Income (loss) before income taxes	(20,752)	3,165	3,473	113,576
Benefit from income taxes	(29,900)	(18,675)	(34,650)	(130)

Net income	9,148	21,840	38,123	113,706
Preferred stock dividends	(10,188)	(1,797)	(15,579)	(7,187)

Net income (loss) available to common shareholders	$(1,040)	$20,043	$22,544	$106,519

Earnings per common share
Basic earnings per common share	$(0.02)	$0.33	$0.35	$1.91
Diluted earnings per common share	$(0.02)	$0.32	$0.35	$1.78

Weighted average shares outstanding
Basic	64,452	60,265	63,652	55,901
Diluted	64,452	68,104	64,970	63,734

Dividends declared per common share	$0.0800	$0.0800	$0.3200	$0.2975

Adjusted EBITDA (A)	$47,648	$70,577	$290,158	$354,727

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$260,501	$323,167
Trade receivables	179,220	180,902
Other receivables	40,384	34,407
Inventories	130,720	119,893
Prepaid royalties	2,000	12,995
Deferred income taxes	88,461	33,933
Other	28,278	25,560

Total current assets	729,564	730,857

Property, plant and equipment, net	1,829,626	2,033,200

Other assets
Prepaid royalties	106,393	87,285
Goodwill	40,032	37,381
Deferred income taxes	223,856	241,226
Other	121,969	126,586

	492,250	492,478

Total assets	$3,051,440	$3,256,535

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$256,883	$148,014
Accrued expenses	245,656	217,216
Current portion of debt	10,649	9,824

Total current liabilities	513,188	375,054
Long-term debt	971,755	1,001,323
Accrued postretirement benefits other than pension	41,326	380,424
Asset retirement obligations	166,728	179,965
Accrued workers’ compensation	53,803	82,446
Other noncurrent liabilities	120,399	157,497

Total liabilities	1,867,199	2,176,709

Stockholders’ equity
Preferred stock	2	29
Common stock	719	631
Paid-in capital	1,367,470	1,280,513
Retained deficit	(164,181)	(166,273)
Unearned compensation	(9,947)	(1,830)
Treasury stock, at cost	(1,190)	(5,047)
Accumulated other comprehensive loss	(8,632)	(28,197)

Total stockholders’ equity	1,184,241	1,079,826

Total liabilities and stockholders’ equity	$3,051,440	$3,256,535

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	December 31,
	2005	2004
	(Unaudited)
Operating activities
Net income	$38,123	$113,706
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	212,301	166,322
Prepaid royalties expensed	14,252	13,889
Accretion on asset retirement obligations	15,129	12,681
Net gain on disposition of assets	(82,168)	(6,668)
Gain on sale of units of Natural Resource Partners, LP	—	(91,268)
Income from equity investments	—	(10,828)
Net distributions from equity investments	—	17,678
Other nonoperating expense	11,264	7,966
Changes in:
Receivables	(48,432)	(31,570)
Inventories	(38,368)	(12,422)
Accounts payable and accrued expenses	110,461	(6,780)
Income taxes	(33,513)	(4,215)
Accrued postretirement benefits other than pension	28,660	18,019
Asset retirement obligations	(8,631)	(7,555)
Accrued workers’ compensation benefits	(9,705)	(1,257)
Federal income tax receipts	14,701	(21,626)
Other	7,248	(9,344)

Cash provided by operating activities	231,322	146,728

Investing activities
Payments for acquisitions, net of cash acquired	—	(387,751)
Capital expenditures	(357,142)	(292,605)
Proceeds from sale of units of Natural Resource Partners, LP	—	111,447
Proceeds from dispositions of property, plant and equipment	117,048	7,428
Additions to prepaid royalties	(28,164)	(33,813)

Cash used in investing activities	(268,258)	(595,294)

Financing activities
Net proceeds from (payments on) revolver and lines of credit	(25,000)	25,000
Payments on long-term debt	(2,376)	(302)
Proceeds from issuance of senior notes	—	261,875
Deferred financing costs	(2,662)	(12,806)
Dividends paid	(27,639)	(24,043)
Proceeds from sale of common stock	31,947	267,468

Cash provided by (used in) financing activities	(25,730)	517,192

Decrease in cash and cash equivalents	(62,666)	68,626
Cash and cash equivalents, beginning of period	323,167	254,541

Cash and cash equivalents, end of period	$260,501	$323,167

Canyon Fuel Company cash flow information(for Arch Coal’s 65% ownership percentage through July 31, 2004)
Depreciation, depletion and amortization	—	10,359
Additions to property, plant and equipment	—	(2,695)

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA and Adjusted EBITDA Excluding Special Items:
(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$9,148	$21,840	$38,123	$113,706
Benefit from income taxes	(29,900)	(18,675)	(34,650)	(130)
Interest expense, net	13,301	14,165	63,120	56,504
Depreciation, depletion and amortization — Arch Coal, Inc.	51,414	50,645	212,301	166,322
DD&A — Equity interest in Canyon Fuel Company, LLC	—	—	—	10,359
Expenses from early debt extinguishment and other non-operating	3,685	2,602	11,264	7,966

Adjusted EBITDA	$47,648	$70,577	$290,158	$354,727

Adjusted EBITDA Excluding Special Items
Adjusted EBITDA	$47,648	$70,577	$290,158	$354,727

Gain on sale of Powder River Basin assets	(46,547)	—	(46,547)	—
West Elk	33,300	—	33,300	—
Shonk settlement	16,000	—	16,000	—
Gain on sale of Central Appalachian operations	(7,528)	—	(7,528)	—
Contribution to foundation	5,000	—	5,000	—
Gain on sale of units of Natural Resource Partners, L.P.	—	(1,025)	—	(91,268)
Long-term incentive compensation plan expense	4,520	—	14,457	—
Severance costs related to Skyline idling	—	—	—	2,110

Adjusted EBITDA excluding special items	$52,393	$69,552	$304,840	$265,569

Operating Income Excluding Special Items:
Operating income	$(3,766)	$19,932	$77,857	$178,046

Gain on sale of Powder River Basin assets	(46,547)	—	(46,547)	—
West Elk	33,300	—	33,300	—
Shonk settlement	16,000	—	16,000	—
Gain on sale of Central Appalachian operations	(7,528)	—	(7,528)	—
Contribution to foundation	5,000	—	5,000	—
Gain on sale of units of Natural Resource Partners, L.P.	—	(1,025)	—	(91,268)
Long-term incentive compensation plan expense	4,520	—	14,457	—
Severance costs related to Skyline idling	—	—	—	2,110

Operating income excluding special items	$979	$18,907	$92,539	$88,888

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$9,148	$21,840	$38,123	$113,706

Other non-operating expense	3,685	2,602	11,264	7,966
Gain on sale of Powder River Basin assets	(46,547)	—	(46,547)	—
West Elk	33,300	—	33,300	—
Shonk settlement	16,000	—	16,000	—
Gain on sale of Central Appalachian operations	(7,528)	—	(7,528)	—
Contribution to foundation	5,000	—	5,000	—
Gain on sale of units of Natural Resource Partners, L.P.	—	(1,025)	—	(91,268)
Severance costs related to Skyline idling	—	—	—	2,110
Long-term incentive compensation plan expense	4,520	—	14,457	—
Tax impact of the excluded items	305	(394)	(1,798)	20,596

Total impact of items affecting net income	8,735	1,183	24,148	(60,596)

Net income excluding special items	$17,883	$23,023	$62,271	$53,110
Preferred stock dividends applicable to the dilution calculation	—	—	—	(7,187)

Net income available to common shareholders excluding special items	$17,883	$23,023	$62,271	$45,923

Fully diluted shares outstanding	64,452	68,104	64,970	63,734
Adjustment to include impact of convertible preferred shares that would be dilutive	6,896	—	6,535	—
Adjustment to exclude impact of convertible preferred shares that would not be dilutive	—	—	—	(6,896)

Fully diluted shares outstanding after adjustments	71,348	68,104	71,505	56,838

Earnings per fully diluted common share excluding special items	$0.25	$0.34	$0.87	$0.81

Arch Western Resources, LLC
Condensed Financial Information
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Tons sold	25,461	26,234	105,796	86,264

Coal sales revenues	$283,340	$244,962	$1,126,742	$735,162

Income from operations	60,564	32,969	186,061	83,275

Net income	46,706	22,338	128,844	32,946

Adjusted EBITDA	81,044	58,737	284,409	174,337

Capital Expenditures	30,011	25,687	108,599	78,313

	December 31,	December 31
	2005	2004
	(Unaudited)
Receivable from Arch Coal, Inc.	$869,056	$677,934

Reconciliation of net income to adjusted EBITDA	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$46,706	$22,338	$128,844	$32,946
Interest expense, net	1,993	7,493	20,310	35,012
Depreciation, depletion and amortization — Arch Western Resources	20,479	25,768	98,347	80,703
DD&A — Equity interest in Canyon Fuel Company, LLC	—	—	—	10,359
Other nonoperating expense	2,718	4,132	12,688	14,295
Minority interest	9,148	(994)	24,220	1,022

Adjusted EBITDA (A)	$81,044	$58,737	$284,409	$174,337

(A)	Adjusted EBITDA is defined as net income before the effect of net interest expense; our depreciation, (for periods prior to our July 31, 2004 purchase of the remainder of Canyon Fuel); expenses resulting from early extinguishment of debt; mark-to-market adjustments in the value of derivative instruments; and the minority interest that Arch Western Resources holds in Canyon Fuel (Arch Coal, Inc. owns the remaining 35% as of July 31, 2004).

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table above shows how we calculate Adjusted EBITDA.

Arch Coal, Inc.
Supplemental Historical Information
Regional Realization and Cost Analysis (on a per-ton basis)

	Q1’ 03	Q2’ 03	Q3’ 03	Q4’ 03	YR’ 03	Q1’ 04	Q2’ 04	Q3’ 04	Q4’ 04	YR’ 04	Q1’ 05	Q2’ 05	Q3’ 05	Q4’ 05	YR’ 05

Tons Sold (in thousands)
Central App.	6,811	8,114	7,249	7,493	29,667	7,521	7,334	7,616	7,537	30,008	7,177	7,957	7,976	7,421	30,532
PRB	14,376	15,768	16,192	17,713	64,050	16,581	17,642	20,514	22,429	77,167	23,619	21,995	22,537	21,889	91,471
Western Bit*	4,773	5,097	4,939	5,389	20,198	4,658	5,000	4,589	4,459	18,706	4,799	4,678	4,571	4,151	18,199

Total tons sold	25,961	28,979	28,380	30,595	113,915	28,760	29,977	32,719	34,425	125,881	35,595	34,630	35,083	33,462	140,202

Sales price per ton
Central App.	$29.89	$29.66	$29.45	$29.94	$29.73	$33.06	$36.21	$38.35	$36.65	$36.08	$41.90	$42.44	$43.53	$42.99	$42.73
PRB	$6.28	$6.47	$6.35	$6.27	$6.34	$6.86	$6.91	$7.24	$7.64	$7.20	$7.79	$8.11	$8.31	$8.91	$8.21
Western Bit*	$15.91	$16.09	$15.84	$15.12	$15.73	$15.54	$16.09	$15.95	$15.03	$15.67	$17.08	$19.36	$21.04	$18.60	$19.01
Total sales price per ton	$14.24	$14.66	$13.90	$13.63	$14.10	$15.12	$15.61	$15.71	$14.95	$15.34	$15.92	$17.52	$17.97	$17.67	$17.13

Operating cost per ton
Central App.	$30.28	$29.12	$28.48	$29.93	$29.43	$30.28	$33.37	$33.71	$35.10	$33.12	$40.37	$40.87	$41.07	$42.75	$41.36
PRB	$5.64	$5.50	$5.59	$5.12	$5.45	$5.92	$6.07	$6.66	$6.36	$6.28	$6.68	$7.39	$7.46	$7.64	$7.24
Western Bit*	$14.16	$14.20	$15.74	$15.16	$14.82	$15.72	$14.34	$14.69	$14.92	$14.91	$14.45	$13.49	$14.50	$20.36	$15.56
Total operating cost per ton	$13.67	$13.65	$13.20	$12.96	$13.36	$13.88	$14.13	$14.08	$13.76	$13.96	$14.52	$15.91	$16.02	$17.00	$15.75

Operating margin per ton
Central App.	$(0.39)	$0.54	$0.97	$0.01	$0.30	$2.78	$2.84	$4.64	$1.55	$2.96	$1.54	$1.57	$2.46	$0.24	$1.37
PRB	$0.63	$0.97	$0.76	$1.16	$0.89	$0.94	$0.85	$0.58	$1.28	$0.92	$1.11	$0.72	$0.84	$1.27	$0.97
Western Bit*	$1.75	$1.89	$0.10	$(0.04)	$0.90	$(0.18)	$1.75	$1.27	$0.11	$0.76	$2.63	$5.87	$6.54	$(1.76)	$3.44
Total operating margin per ton	$0.57	$1.01	$0.70	$0.67	$0.74	$1.24	$1.49	$1.62	$1.19	$1.38	$1.40	$1.61	$1.95	$0.67	$1.38

Additional detail

Transportation costs billed to customer
Central App.	$1.33	$1.08	$1.35	$1.11	$1.21	$1.39	$1.38	$1.45	$1.61	$1.46	$1.43	$1.52	$1.43	$1.52	$1.48
PRB	$0.08	$0.04	$0.04	$0.05	$0.05	$0.06	$0.04	$0.06	$0.04	$0.05	$0.06	$0.03	$0.09	$0.14	$0.08
Western Bit. *	$1.51	$1.47	$1.29	$1.95	$1.56	$1.75	$1.70	$2.12	$2.97	$2.12	$3.28	$3.10	$2.37	$3.69	$3.10
Total	$0.66	$0.58	$0.59	$0.64	$0.62	$0.68	$0.64	$0.67	$0.76	$0.69	$0.77	$0.78	$0.69	$0.88	$0.77

Postretirement medical costs (total)	$0.58	$0.57	$0.50	$0.49	$0.53	$0.48	$0.47	$0.43	$0.40	$0.44	$0.46	$0.42	$0.46	$0.51	$0.46

Purchased coal in which Arch acts as an intermediary
Volume (in mm tons)	—	—	—	—	—	—	—	2.1	2.6	4.7	1.4	—	—	—	—
Per ton realization and COS on pass-through tons	—	—	—	—	—	—	—	$4.99	$4.81	$4.89	$4.51	—	—	—	—

* For comparative purposes, all Western Bituminous Region (WBIT) data reflect the results of Canyon Fuel Company at 100% in all periods, even though Arch accounted for Canyon Fuel on the equity method until acquiring the remaining 35% of the company on July 31, 2004.
Note: Per ton realizations and costs as detailed above exclude transportation costs that are billed to customers and postretirement medical costs.